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THE HOME DEPOT, INC.

2005 OMNIBUS STOCK INCENTIVE PLAN

PERFORMANCE SHARE AWARD

THIS PERFORMANCE SHARE AWARD is made to                     on this the     day of           ,      (“Grant Date”) by THE HOME DEPOT, INC., a Delaware corporation, with corporate headquarters located at 2455 Paces Ferry Road, Atlanta, Georgia  30339.

The Company recognizes the value of your service as a key employee of Asociados Home Depot, S.A. de C.V. and has granted you this performance share award under the Plan, subject to the following terms and conditions.  Capitalized terms shall have the meanings set forth in Section 13.

You hereby acknowledge that the relationship between the Company and you as a consequence of the Plan is different and apart from your employment relationship with Asociados Home Depot, S.A. de C.V.  Being an employee of Asociados Home Depot, S.A. de C.V. makes you eligible to participate in the Plan but it does not commit Asociados Home Depot, S.A. de C.V. to provide any particular benefit under the Plan.

1.             Award. Subject to the conditions set forth herein, the Company hereby grants to you, as of the Grant Date specified above, a Target Award of             Performance Shares and a Maximum Award of             Performance Shares, which may be earned in accordance with Section 2.

2.             Performance Vesting.  Subject to Sections 4, 5 and 6, the Company shall deliver to you one share of Common Stock for each whole Performance Share that is earned in accordance with the following schedule, based on the percentile ranking of the Company’s TSR for the Performance Period relative to the TSR of the S&P 500 for the Performance Period:

Company’s Relative TSR Percentile Ranking		Percentage of Target Award Performance Shares Earned
Below Threshold:	Below 40th	0%
Threshold:	40th	50%
Target:	50th	100%
Maximum:	100th	300%

If the Company’s relative TSR ranking is between the percentile rankings listed above, the percentage of the Target Award shall be interpolated, as set forth on Schedule A.  The percentile ranking is the percentage of S&P 500 companies with TSR for the Performance that is less than or equal to the Company’s TSR.  If the Company’s TSR is the same as another company’s TSR, the Company shall be treated as having the higher TSR.  The percentile ranking shall be rounded to the nearest whole percentage, with (.50) rounded up.

3.             Delivery of Shares.  The number of shares of Common Stock that you earn under Section 2 will be delivered to you as soon as administratively practicable after the end of the Performance Period.  Before such delivery, the Committee shall certify in writing the number of Performance Shares that you have earned.  No fractional shares will be delivered pursuant to this Award and fractional shares shall be rounded down.

4.             Employment Termination.  Except as provided in Section 5, if your employment with Asociados Home Depot, S.A. de C.V. or its affiliates terminates before the end of the Performance Period, this Performance Share Award shall be forfeited on the date of such termination.

5.             Death, Disability or Retirement.  If your employment with Asociados Home Depot, S.A. de C.V. or its affiliates terminates during the Performance Period, because of your death, Disability or retirement, in each case at or after Retirement Eligibility, you will be entitled to all of the Performance Shares earned in accordance with Section 2, determined at the end of the Performance Period. If your employment with Asociados Home Depot, S.A. de C.V. or its affiliates terminates during the Performance Period due to your death or Disability before Retirement Eligibility, you will be entitled to a prorated portion of the Performance Shares earned in accordance with Section 2, determined at the end of the Performance Period and based on the ratio of the number of days you are employed during the Performance Period to the total number of days in the Performance Period.  Any payments due on your death shall be paid to your estate as soon as administratively practicable after the end of the Performance Period. [OPTIONAL: Notwithstanding the foregoing, the Award shall be forfeited on the date of your Discharge for Cause during the Performance Period, or upon your violation of any of the confidentiality, non-competition or non-solicitation provisions of Sections 10 and 11.]

6. [OPTIONAL:  Change in Control.  Unless previously forfeited, the Award shall vest upon the occurrence of a Change in Control in that number of Performance Shares determined as follows: (i) the number of Performance Shares that would have been earned under Section 2 treating the date of the Change in Control as the last day of the Performance Period and prorating the Award based on the ratio of the number of days during the Performance Period before the Change in Control to the total number of days in the Performance Period absent such Change in Control; plus (ii) the number of Performance Shares representing the Target Award and prorating the Target Award based on the ratio of the number of days during the Performance Period after the Change in Control to the total number of days in the Performance Period absent such Change in Control.   As soon as administratively practicable after the date of the Change in Control, the Company shall deliver to you one share of Common Stock for each such vested Performance Shares, which payment shall be in lieu of any payment under Section 2.

7.             Transferability.  The Performance Shares shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise.  Any attempted transfer of the Performance Shares prohibited by this Section 7 shall be null and void.

8.             Adjustments.  The Performance Shares shall be subject to adjustment or substitution in accordance with Section 11 of the Plan.

9.             Withholding.  You are responsible for all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Performance Shares to satisfy its minimum statutory withholding requirements.  Such payment shall be made in full at your election, in cash or check, by withholding from your next normal payroll check, or by the tender of shares of Common Stock payable under this Award.  Shares of Common Stock tendered as payment of required withholding shall be valued at the closing price per share of Common Stock on the date such withholding obligation arises.

10.           [OPTIONAL:  Confidential Information.  You acknowledge that through your employment with Asociados Home Depot, S.A. de C.V. or its affiliates that you have acquired and had access to the Company’s confidential and proprietary business information and trade secrets.  You agree that the Company may prevent the use or disclosure of its confidential information and proprietary business information and trade secrets and acknowledges that the Company has taken all reasonable steps necessary to protect the secrecy of the information. You agree that you have not and in the future will not use or disclose to any third party Confidential Information, unless compelled by law and after notice to the Company.]

11.           [OPTIONAL (NON-LEGAL):  Non-Competition and Non-Solicitation.  In consideration for this Award, you agree that you will not, while you are employed by Asociados Home Depot, S.A. de C.V.

or its affiliates, and for a period of 24 months subsequent to the termination of such employment, enter into or maintain an employment or contractual relationship, either directly or indirectly, to provide services to a Competitor of substantially the same nature as you provided to the Company or its subsidiaries.  In the event you wish to enter into any relationship or employment before the end of the above-referenced 24 month period which would be covered by the above non-compete provision, you agree to request written permission from the Company’s Executive Vice President, Human Resources before entering any such relationship or employment. The Company may approve or not approve of the relationship or employment at its absolute discretion. You agree that while you are employed by the Company or any of its subsidiaries, and for a period of 36 months subsequent to the termination of your employment, you will not directly or indirectly solicit any person who is an employee of the Company to terminate his or her relationship with the Company without prior written approval from the Company’s Executive Vice President, Human Resources.]

11.           [OPTIONAL (LEGAL):   Non-Competition and Non-Solicitation.  The Company shall not limit your rights to be employed by or engaged in any business or other activities except as specifically set forth herein. You acknowledge that during your employment with Asociados Home Depot, S.A. de C.V. or its affiliates, you have had access to and acquired the Company’s privileged and Confidential Information on a very wide range of issues and subject matter of concern to the Company, and that it would be impossible for you to provide legal services or advice to a Competitor on the great majority of subjects without creating a conflict of interest with respect to the Company as your former client by using, relying on or disclosing this Confidential Information in violation of your ethical obligations referred to above.  You agree that given these circumstances, and in consideration for this Award, it is reasonable that while you are employed by Asociados Home Depot, S.A. de C.V. or its affiliates, and for 24 months subsequent to the termination of your employment, you will not provide legal services or advice, either directly or indirectly, to any Competitor without the prior written consent of the Company, regardless of whether the services are provided through a direct employment or contractual relationship with a Competitor or through a law firm, consulting firm, or any other entity that provides legal services or advice to a Competitor of the Company. Nothing in this subsection shall prohibit you from working for a law firm, consulting firm, or any other entity that represents or advises a Competitor so long as you personally provide no services or advice to such competitor, or to other persons working within that entity with respect to such Competitor, before the end of the above-referenced 24 month period.   In the event you wish to enter into any relationship or employment before the end of the above-referenced 24 month period which would be covered by the above non-compete and/or non-disclosure or conflict of interest provisions, you agree to request written consent and a waiver of the aforementioned conflict of interest from the Company’s General Counsel before entering any such relationship or employment. The Company may consent or not consent to the relationship or employment at its absolute discretion.  Alternatively, in the event that you believe that such new relationship or employment, despite being with or for a Competitor, is not with respect to any matter that is substantially related to any work done for the Company and therefore does not implicate the conflict of interest provisions, or otherwise does not present a situation in which you would use Confidential Information in such a way as to benefit a person other than the Company, you agree to inform the Company’s General Counsel of the basis for that conclusion and to request the Company’s agreement.  The Company may reasonably request further information, but will not unreasonably withhold its agreement to such a request by you.  You further agree that while you are employed by Asociados Home Depot, S.A. de C.V. or its affiliates, and for a period of 36 months subsequent to the termination of your employment, you will not directly or indirectly solicit any person who is an employee of the Company and its subsidiaries to terminate his or her relationship with the Company without prior written approval from the Company’s Executive Vice President, Human Resources.]

12.           Miscellaneous

(a)           Disclaimer of Rights.  Nothing contained herein shall constitute an obligation for continued employment.

(b)           Rights Unsecured.  You shall have only the Company’s unfunded, unsecured promise to pay pursuant to the terms of this Award.  Your rights shall be that of an unsecured general creditor of the Company and you shall not have any security interest in any assets of the Company.

(c)           Adjustment for Dividends.  Upon the payment of any cash dividend on shares of common stock of the Company before the issuance of a stock certificate representing the earned Award, the number of performance shares shall be increased by the number obtained by dividing (x) the aggregate amount of the dividend that would be payable if each performance share were issued and outstanding and entitled to dividends on the dividend payment date, by (y) the closing stock price of the common stock on the dividend payment date. The number of performance shares shall also be entitled to such adjustments as are determined by the Committee under Section 11 of the Plan.]

(b)           Limitation of Actions.  Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the earlier of the date the claim arises or the date the Company provides you notice of denial of your claim.

(c)           Offset.  The Company may deduct from amounts otherwise payable under this Award all amounts owed by you to the Company and its affiliates to the maximum extent permitted by applicable law.

(d)           Terms of Plan.  The Award is subject to the terms and conditions set forth in the Plan, which are incorporated into and shall be deemed to be a part of this Award, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Company) are otherwise set forth in this Award. In the event that there is any inconsistency between the provisions of this Award and of the Plan, the provisions of the Plan shall govern.

(e)           Severability.  If any term, provision, covenant or restriction contained herein is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(f)            Controlling Law.  The Award shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof.  You agree to irrevocably submit any dispute arising out of or relating to this Award to the exclusive concurrent jurisdiction of the state and federal courts located in Delaware.  You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to accept service of legal process from the courts of Delaware.

(g)           Code Section 409A Compliance.  To the extent applicable, it is intended that this Award and the Plan not be subject to or otherwise comply with the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply. This Award and the Plan shall be interpreted and administered in a manner consistent with this intent, and any provision that would cause the Award or the Plan to fail to satisfy Code Section 409A shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without your consent).

13.           Definitions.  As used herein, the following terms shall be defined as set forth below:

(a)           “Award” means the Performance Share Award to you as set forth herein, and as may be amended as provided herein.

(b)           “Board” means the Company’s Board of Directors.

(c)           [OPTIONAL:  “Change in Control” means the occurrence of a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 (“1934 Act”) as in effect at the time of such change in control, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d) (2) of the 1934 Act), is or becomes the “beneficial owner,” directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was so approved; (iii) the stockholders of the Company approve any merger or consolidation as a result of which the common stock of the Company shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the stockholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were stockholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 55% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation.]

(d)           “Code” means the Internal Revenue Code of 1986, as amended.

(e)           “Committee” means the Leadership Development and Compensation Committee of the Board.

(f)            “Common Stock” means the Company’s $.05 par value common stock.

(g)           “Company” means The Home Depot, Inc., a Delaware corporation, with corporate headquarters located at 2455 Paces Ferry Road, Atlanta, Georgia  30339.

(g)           [OPTIONAL:  “Competitor” means any company or entity engaged in any way in a business that competes directly or indirectly with the Company, its parents, subsidiaries, affiliates or related entities, in the United States, Canada, Puerto Rico, Mexico, China, or any other location in which the Company, its parents, subsidiaries, affiliates or related entities conduct business before your employment termination date; businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, or successors in interest: [INSERT LIST OF COMPETITORS HERE] .]

(h)           [OPTIONAL:   “Confidential Information” shall include any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in your memory or has been compiled or created by you, including but is not limited to technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, customer or store planning data, trade secrets, or other information similar to the foregoing.]

(i)            [OPTIONAL:   “Discharge for Cause” means the involuntary termination of your employment with Asociados Home Depot, S.A. de C.V. or its affiliates or a successor entity because of an event involving moral turpitude or dishonesty, a gross failure or negligence on your part in performing your expected duties, a violation of the Company’s or its affiliates substance abuse or compliance policies, or willful misconduct or action by you that is damaging or detrimental to the Company or its affiliates.  A determination by the Company that a termination is a Discharge for Cause will be conclusive and binding regardless of any action you may file challenging such a Discharge.]

(h)           “Disability” means your inability to substantially perform your employment duties with Asociados Home Depot, S.A. de C.V. or its affiliates, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to you and the Company or, if we cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by you; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association.

(i)            “Grant Date” means the date this Award is made to you, as set forth on the first page the Award.

(j)            “Maximum Award” means that maximum number of Performance Shares awarded to you as set forth in Section 2, representing Three Hundred Percent (300%) of the Target Award.

(k)           “Performance Period” means the Company’s three (3) consecutive fiscal years commencing with the fiscal year beginning                      .

(l)            “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock.

(m)          “Plan” means The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan, as amended from time to time.

(n)           “Retirement Eligibility” means attainment of age 60 and completion of at least five (5) years of continuous service with the Company and its subsidiaries.

(o)           “S&P 500” means the companies constituting the Standard & Poor’s 500 Index as of the beginning and end of the Performance Period (including the Company) and which continue to be actively traded under the same ticker symbol on an established securities market through the end of the Performance Period.

(p)           “Target Award” means that number of Performance Shares specified as such in Section 2.

(q)           “Total Shareholder Return” or “TSR” means with respect to the Company or other S&P 500 company: (i) the change in the average closing market price of its common stock (as quoted in the principal market on which it is traded over the 20 trading days immediately preceding the beginning and end of the Performance Period) plus dividends and other distributions paid, divided by (ii) the average closing market price over the 20 trading days immediately preceding the beginning of the Performance Period, all of which is adjusted for any changes in equity structure, including but not limited to stock splits and stock dividends, and assuming that all cash dividends and cash distributions are immediately reinvested in common stock of the entity using the closing market price on the dividend payment date.

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